Exhibit 4.7

Exclusive Technology and Service Cooperation Agreement

THIS EXCLUSIVE TECHNOLOGY AND SERVICE COOPERATION AGREEMENT (hereinafter referred to as” this Agreement”) is concluded and entered into as of January 1, 2024, in Beijing, China, by and among:

Party A:Beijing Highland Wolf Technology Co., Ltd.

Address:Room 1801-13, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party B:Beijing Huapin Borui Network Technology Co., Ltd.

Address:Room 1801-09, 18/F, Building 1, No. 16, Taiyanggong Middle Road, Chaoyang District, Beijing

Party C1:ZHAO Peng

ID number:[***]

Party C2:YUE Xu

ID number:[***]

For the purposes of this Agreement, Party C1 and Party C2 are collectively referred to as “Party C”, and Party A, Party B and Party C are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS:

1. Party A is a wholly foreign-owned enterprise incorporated in the People’s Republic of China (hereinafter referred to as “PRC”);

2. Party B is a limited liability company incorporated in the PRC in which Party C holds an aggregate of 100% of the equity interest;

3. Party A agrees to use its human, technical and information advantages to provide Party B with the relevant exclusive technical services, technical consulting and other services (see below for the exact scope) during the term of this Agreement in accordance with the terms and conditions of this Agreement, and Party B and Party C agree to accept the provision of such Services; and

4.The Parties intend to sign this agreement for business cooperation.

NOW, THEREFORE, through mutual discussion, the Parties agree as follows:

1. Party A’s Service Provision

1.1	Subject to the terms and conditions of this Agreement, Party B hereby appoints Party A as its exclusive service provider to provide Party B with comprehensive business support, technical services and consulting services during the term of this Agreement, including all services within Party A’s scope of business in whole or in part as determined by Party A from time to time, including but not limited to management consultations, technical consultations, technical services, business support, marketing and promotion, software development, maintenance and upgrade, manpower support, equipment rental, system maintenance, provision of management consultancy services in relation to Party B’s business operations, and other consultations and services relating to the above (hereinafter referred to as “Services”) as permitted by the laws of the PRC (including any laws, regulations, rules, notices or other legally binding documents issued by any central or local legislative, administrative or judicial authority in the PRC before or after the signing of this Agreement, hereinafter referred to as the “ laws of the PRC “).

1.2

Party B agrees to accept the services provided by Party A. Party B further agrees that, during the term of this Agreement, without the prior written consent of Party A, Party B shall not accept, or cause its subsidiaries to accept, any service which is the same as or similar to the services specified hereunder, provided by any third party (other than respective Affiliates of Party A and Party B, the same below; “Affiliate” refers to any other entity that directly or indirectly controls, is controlled by, or is under common control with such entity; and the aforementioned “controls”, “control” or “controlled” shall mean (i) the possession of more than 50% of the outstanding shares, equity, or registered capital of such entity; (ii) the power to direct the management or policies of such entity by the ownership of more than 50% of its voting rights or by voting proxy in the ownership of more than 50% of its voting rights or by the power to appoint a majority of the members of the board of directors or a similar governing body of such entity or through contractual arrangements or otherwise); and cooperate with any third party with respect to any services identical or similar to those specified hereunder. Party A may designate any other party (such designated party may enter into an agreement with Party B in whole or in part as described in Article 1.4 of this Agreement) to provide Party B with consultations and/or services under this Agreement or to perform any of Party A’s obligations under this Agreement on Party A’s behalf.

1.3

In order to ensure that Party B meets the cash flow requirements in its day-to-day operations and/or to offset any losses incurred in the course of its operations, whether or not Party B actually incurs any such operating losses, Party A may, at its sole discretion, provide financial support to Party B (only to the extent permitted by the laws of the PRC). Party A may provide financial support to Party B by way of a loan as permitted under laws of the PRC and shall enter into a separate contract for such loan.

1.4	Methods of Service Provision
(1)

In order to perform this Agreement, Party A and Party B agree that during the term of this Agreement, each Party may enter into other technical service agreements and consultation service agreements directly or through their respective affiliates which have the ability and resources to provide corresponding services for the purpose of providing services by Party A to Party

B in order to specify the exact content, manner, personnel and fees for specific services.

(2)

For the purposes of this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may enter into intellectual property rights (including but not limited to software copyrights, trademarks, patents, and domain names) license agreements directly or through their respective Affiliates, and such agreements shall allow Party B to use the relevant intellectual property rights owned by Party A and its Affiliates at any time in accordance with Party B’s business needs, for which Party A charges the relevant fees (included in the Service Fees set out in Article 2.1 below).

(3)

For the purposes of this Agreement, Party A and Party B agree that during the term of this Agreement, the Parties may enter into equipment or building rental agreements either directly or through their respective affiliates, and such agreements shall allow Party B to use Party A’s relevant equipment and properties at any time in accordance with Party B’s business needs, for which Party A charge fees (included in the Service Fees set out in Article 2.1 below).

(4)

Party A may, at its sole discretion, appoint any third party with the ability and resources to provide the corresponding services to supply all or part of the services hereunder, but Party A shall be responsible for the prudent selection of such third party. Party A agrees to bear the legal responsibility for the work results of such third party as agreed under this Agreement, unless otherwise agreed between Party B and such third party. Party B hereby acknowledges that Party A has the right to assign its rights and obligations hereunder to any third party.

1.5	In order to perform this Agreement, Party A and Party B shall communicate and exchange various information related to their businesses and/or clients in a timely manner.

The services provided by Party A under this Agreement are exclusive. For the service agreement between Party B and a third party whose services are identical or similar to those provided by Party A as of the date of this Agreement, Party B may continue to perform it with the written consent of Party A; if Party A does not agree with Party B’s continued performance of such agreement, Party B shall immediately terminate such agreement with the third party and bear any costs and liabilities arising from the termination of such agreement. For other contracts or other legal documents which Party B is performing and which stipulate Party B’s obligations, Party B shall continue to perform them and shall not change, amend or terminate such contracts or legal documents without the prior written consent of Party A.

1.6

In order to clarify the rights and obligations of the Parties and enable the aforementioned service agreements to be performed in practice, the Parties agree that, to the extent permitted by the laws of the PRC:

(1)	Party B shall operate its business by following Party A’s advice or recommendations under the Services provided in Article 1.1 hereof.

(2)

Except for the original directors, supervisors and senior managers of Party B to remain in office with Party A’s consent, Party B shall appoint the persons recommended by Party A as the directors and supervisors of Party B respectively in accordance with the procedures prescribed by the laws of the PRC, and shall appoint the persons recommended by Party A, to the extent permitted by the laws of the PRC, as the general manager, chief financial officer and other senior managers of Party B to be responsible for and supervise the business and operation of Party B; to the extent permitted by the laws of  the PRC, Party B shall not change or remove the directors, supervisors and senior managers of the Company recommended by Party A without the prior written consent of Party A for any reason other than retirement, resignation, incompetence or death.

(3)

Party B agrees to procure its directors, supervisors and senior managers to exercise their powers and perform their obligations as instructed by Party A under laws of the PRC and articles of association of Party B.

(4)	Party A shall have the right to establish and adjust Party B’s organizational structure and provide human resources management.
(5)

Party A shall have the right to carry out business related to the Services in Party B’s name and Party B shall provide all necessary support and convenience for Party A to carry out such business smoothly, including but not limited to issuing to Party A all necessary authorizations required for the provision of the relevant Services.

(6)

To the extent permitted by applicable laws of the PRC, Party A shall have the right to check Party B’s accounts on a regular basis and at any time, and Party B shall keep timely and accurate accounts and provide Party A with Party B’s accounts as requested by Party A. During the term of this Agreement, Party B agrees to cooperate with Party A and Party A’s corporate shareholders (Kanzhun Limited and its subsidiaries only, the same below) in conducting audits (including but not limited to audits of connected transactions and other types of audits) and to provide Party A and Party A’s corporate shareholders and/or auditors appointed by them with information and materials relating to Party B’s operations, business, customers, finances, employees, etc. to the extent permitted by the laws of the PRC, and Party B agrees that Party A’s shareholders may disclose such information and materials for the purpose of meeting securities regulatory requirements.

(7)

Party B agrees to entrust the relevant certificates and company seals which are important to Party B’s daily operation, including Party B’s business license, qualification certificates involved in business operation, official seal, contract seal, financial seal and legal representative’s seal, to the directors, legal representatives, general manager, chief financial officer and other senior managers of Party B recommended by Party A and appointed by Party B in accordance with the legal procedures.

1.7

The Parties agree that the services provided by Party A to Party B under this Agreement shall also apply to the subsidiaries controlled by the Parties, and each Party shall cause its subsidiaries to exercise its rights and perform its obligations under this Agreement.

1.8

In the event of dissolution or liquidation of Party B as required by the laws of the PRC, Party B shall, to the extent permitted by the laws of the PRC, appoint a liquidation team consisting of persons recommended by Party A to manage the assets of Party B and Party B’s subsidiaries and transfer all of its assets including shares to Party A and/or its designated parties at no cost or at the lowest price permitted by the laws of the PRC at that time, or all assets including shares of Party B shall be disposed of by the liquidation team at that time in the interest of the shareholders and/or creditors of Party A’s overseas direct or indirect parent company.

2. Calculation of Service fees, Payment Methods, Financial Statements, Audits and Taxation

2.1

In respect of the Services provided by Party A under this Agreement, except to the extent prohibited by the laws of  the PRC, during the term of this Agreement, Party B and its subsidiaries shall pay to Party A, after the end of each financial year, the proceeds of Party B and its subsidiaries (including the accumulated proceeds of previous financial years), equivalent to the consolidated net profits, as the service fees (hereinafter referred to as the “Service Fees”) after making up for the losses of previous years (if applicable) and deducting the necessary costs, expenses, taxes and other charges incurred during the corresponding financial year and withdrawing the legal reserve required by laws. The Service Fees shall include all economic benefits related to Party B’s operation during the term of this Agreement, and Party A shall be entitled to determine the deductible items mentioned above. The amount of such Service Fees shall be determined by Party A and Party A’s corporate shareholders and shall be calculated and adjusted taking into account factors including but not limited to the following, and Party A shall have the right to adjust such Service Fees at its sole discretion: (a) the difficulty level of management and technology provided by Party A and the complexity of the management and technical consultation and other services provided; (b) the time required by Party A’s relevant personnel to provide such management and technical consultation and other services; and (c) the exact content and commercial value of the management and technical consultation and other services provided by Party A; (d) the exact content and commercial value of the intellectual property licensing and leasing services, etc. provided by Party A; and (e) the market price of the same kind of services. The above service fees shall be transferred by Party B to the bank account designated by Party A by remittance or other means acceptable to the Parties within thirty (30) business days after Party A issues payment instructions to Party B, and Party A may change such payment instructions from time to time. The Parties agree that the payment of the said Service Fees shall not, in principle, result in operational difficulties for any Party in that year, and for the above purpose and to the extent necessary to achieve the above principle, Party A shall be entitled to agree with Party B to delay the payment of the Service Fees in order to avoid any financial difficulties for Party B. Party A shall also have the right to make any other adjustments to the scope and amount of the Service Fees as it deems reasonable, including but not limited to those made in accordance with laws of the PRC relating to taxation, provided that Party B is notified in advance in writing, and Party B shall accept such adjustments made by Party A.

2.2

Party A agrees that Party A has the right to decide whether to provide financial support to Party B in the event of Party B’s operating losses or serious operating difficulties; in the event of the aforementioned circumstances, only Party A has the right to decide whether Party B shall continue to operate, and Party B unconditionally recognizes and agrees to the said decision made by Party A.

2.3

(a) Party B shall, within thirty (30) days after the end of each quarter (the “Previous Quarter”) and within sixty (60) days after the end of each fiscal year (the “Previous Fiscal Year”), provide Party A with its financial statements, core financial indicators, and other financial data for the Previous Quarter or the Previous Fiscal Year, which will be audited by an independent certified public accountant approved by Party A; and (b) if the audited financial statements show any shortfall in the total amount of the Service Fees paid by Party B to Party A in the Previous Fiscal Year, Party B shall pay an amount to Party A equal to the shortfall within five (5) business days from the date when the shortfall is discovered by Party A or Party B.

2.4	Party B shall prepare financial statements as required by Party A in accordance with the requirements of applicable laws, generally accepted accounting standards and business practices.
2.5

Upon the prior notice from Party A, Party A and/or its appointed auditor shall have the right to review Party B’s relevant accounting books and records at Party B’s principal place of business and to make copies of such books and records as may be required in order to verify the amount of Party B’s income and the accuracy of Party B’s statements. Party B shall provide information and materials relating to its operations, business, customers, finances, employees, etc. as required by Party A and agree that Party A or Party A’s corporate shareholders may disclose or make public such information and materials where necessary.

2.6	Each Party to this Agreement shall bear its own tax burden arising from the execution of this Agreement.
3.	Intellectual Property and Confidentiality
3.1

In order to perform this Agreement, the Parties agree that during the term of this Agreement, each Party or its affiliates may enter into intellectual property rights (including but not limited to software copyrights, trademarks, patents, technical secrets, trade secrets and others) license agreements, which shall allow each Party to use the relevant intellectual property rights of other Parties in accordance with its business needs. In particular, Party A or its affiliates shall be entitled to use all intellectual property rights owned by Party B or its affiliates and its related interests without compensation in accordance with such agreements.

3.2

Unless Party A’s prior written consent is obtained, Party A shall have exclusive and proprietary rights and interests for any right, title, interest and intellectual property rights arising out of or created by the operation of Party B and its controlled subsidiaries during the performance of this Agreement and based on the Services provided by Party A to Party B and its controlled subsidiaries under this Agreement, whether developed by Party A or Party B, including but not limited to all present and future copyrights, patents (including patents for inventions, utility models and design patents), trademarks, trade names, brands, software, technical secrets, trade secrets, all related goodwill, domain names and any other similar rights (hereinafter referred to as “Such Rights”). Party B shall not assert any such rights against Party A. Such Rights may be held by Party B provided that laws of the PRC provide that such rights shall not be owned by Party A or that such rights shall be held by Party B for the purpose of maintaining or obtaining licenses or related tax benefits necessary for the operation of Party B’s business. Otherwise, Party B shall execute all documents and take all actions necessary to make Party A the owner of Such Rights. Party B warrants that the Rights are free from any defects and will indemnify Party A for any loss or losses resulting from such defects (if any).

3.3

Without the written consent of Party A, Party B shall not, and shall cause its subsidiaries not to, transfer, assign, pledge, license or otherwise dispose of to a third party any Such Rights and any intellectual property rights enjoyed by Party B and its subsidiaries as of the date of this Agreement, including but not limited to all present and future copyrights, patents (including patents for inventions, utility models and design patents), trademarks, trade names, brands, software, technical secrets, trade secrets, all related goodwill, domain names and any other similar rights (hereinafter referred to as the “Corresponding Rights”).

3.4

Party B shall dispose of any Corresponding Rights as instructed by Party A from time to time, including but not limited to transferring or authorizing the Corresponding Rights to Party A or its designee subject to the laws of the PRC.

3.5

The Parties acknowledge that any oral or written information exchanged by them in connection with this Agreement is confidential. Party B shall keep all such information confidential and shall not disclose any such information to any third party without the written consent of Party A, except (a) information publicly known (but not by reason of disclosure to the public by one of the recipients of the information); (b) information disclosed in accordance with applicable laws or the rules or regulations of any stock exchange; or (c) information required to be disclosed by Party B to Party B’s legal counsel or financial advisor in connection with the transactions contemplated by this Agreement, and such legal counsel or financial advisor shall be subject to confidentiality obligations similar to those in this Article. Any disclosure of any Confidential Information by a person or body engaged by Party B shall be deemed to be a disclosure by Party B of such Confidential Information and Party B shall be liable for any breach of this Agreement. This Article shall survive termination of this Agreement for any reason whatsoever.

3.6

Party B shall not sign any document or make any commitment that has a conflict of interest with legal documents such as the agreements that are executed and under performance by Party A and its designees; Party B shall not cause a conflict of interest between Party B and Party A or its shareholders by way of acts or inactions. If such conflict of interest arises (Party A shall have the right to decide unilaterally whether such conflict of interest arises), Party B shall take measures to eliminate it as soon as possible with the consent of Party A or its designee. If Party B refuses to do so, Party A shall be entitled to exercise the option under the Exclusive Option Agreement.

3.7

Except to the extent prohibited by the laws of the PRC, all customer information and other relevant data relating to Party B’s business and the Services provided by Party A shall belong to Party A during the term of this Agreement.

3.8	The Parties agree that this Article 3 shall survive changes to, and rescission or termination of this Agreement.
4.	Representations and Warranties
4.1	Party A represents and warrants as follows:
(1)

Party A is a wholly foreign-owned company duly registered and validly existing under the laws of the PRC, with independent legal personality; has full and independent legal status and legal capacity, and has been duly authorized to execute, deliver and perform this Agreement. It can sue and be sued as a separate entity.

(2)

Party A has entered into and is performing this Agreement within the scope of its legal personality and its business operations, and has the necessary licenses, filings and qualifications to provide the Services specified herein; and Party A has taken the necessary corporate actions and been granted proper authority and obtained the consents and approvals of third parties and government agencies (if necessary) to complete the transactions described herein, without violating any laws or other restrictions binding on or having impact on Party A.

(3)

Upon its execution and delivery of this Agreement, this Agreement shall constitute legal, valid and binding obligations of Party A, enforceable in accordance with the terms and conditions of this Agreement.

(4)

There is no litigation, arbitration or other judicial or administrative proceeding pending or, to the best knowledge of Party A, threatened against it, that would affect its ability to perform its obligations under this Agreement.

4.2	Party B and each Party C represent and warrant, and covenant, severally but not jointly,

as follows:

(1)

Party B is a limited liability company duly registered and validly existing under the laws of the PRC with independent legal personality; has full and independent legal status and legal capacity, and has been duly authorized to execute, deliver and perform this Agreement. It can sue and be sued as a separate entity.

(2)

Party C are all natural persons or enterprises in China with full civil rights capacity and civil capacity, with full and independent legal status and legal capacity to sign, deliver and perform this Agreement. They can sue and be sued as separate entities.

(3)Party B’s acceptance of the Services provided by Party A does not violate any PRC law; Party B’s execution and performance of this Agreement is within its legal personality and the scope of its business operations; and Party B has taken the necessary corporate actions and been given proper authority and obtained the consent, approval or filing of third parties and government agencies to complete the transactions described herein, without violating any laws or other restrictions binding on or having impact on Party B.

(4)

Upon their execution and delivery of this Agreement, this Agreement constitutes legal, valid and binding obligations of Party B and Party C enforceable in accordance with the terms and conditions of this Agreement.

(5)

There is no litigation, arbitration or other judicial or administrative proceeding pending or, to the best knowledge of Party B, threatened against it, that would affect its ability to perform its obligations under this Agreement. Party B shall notify Party A of the occurrence or possible occurrence of any litigation, arbitration or other judicial or administrative proceeding or administrative penalty relating to Party B’s assets, business or revenue immediately upon becoming aware of them, and shall settle such proceeding only with the prior written consent of Party A.

(6)

Party B shall pay to Party A the Service Fees in full and on time in accordance with this Agreement, maintain the validity of the licenses and qualifications relating to the business operated by Party B and its subsidiaries during the term of the Services, provide assistance and full cooperation to Party A and actively cooperate with Party A in all matters necessary for the effective performance of Party A’s duties and obligations under this Agreement, and accept Party A’s reasonable advice and recommendations regarding the business operated by Party B and its subsidiaries.

(7)

Without the prior written consent of Party A, from the date of this Agreement, Party B shall not, and shall procure the subsidiaries under its control not to, sell, transfer, mortgage or otherwise dispose of any of its assets (other than those necessary for its day-to-day business operations), business, operating rights or legal interests in income.

(8)

Without the prior written consent of Party A, Party B shall not make any payment to any third party in any name, nor waive any debt of any third party, nor give any loan to any third party, except for expenses reasonably incurred in the normal course of business.

(9)

Without the prior written consent of Party A, from the date of this Agreement, Party B shall not, and shall procure its subsidiaries not to, incur, inherit, guarantee or permit to exist any indebtedness (loans and guarantees).

(10)

Without the prior written consent of Party A, from the date of this Agreement, Party B shall not, and shall procure its subsidiaries not to, enter into any material contracts (other than those necessary for the ordinary operation of its business) or enter into any other contracts, agreements or arrangements which conflict with this Agreement or which may prejudice Party A’s rights and interests hereunder.

(11)

Without the prior written consent of Party A, from of the date of this Agreement, Party B shall not, and shall procure its subsidiaries not to: (a) merge, consolidate or form a joint entity with any third party; (b) invest in or acquire any third party or be invested in, acquired or controlled; (c) increase or reduce its registered capital or otherwise change its corporate form or the structure of its registered capital or accept an existing shareholder or third parties to invest or increase its capital; or (d) go into liquidation and dissolution.

(12)

To the extent permitted by applicable laws of the PRC, Party B will appoint the candidates recommended by Party A as its directors, supervisors and senior managers; Party B shall not refuse to do so for any reasons, unless Party A’s prior written consent is obtained, or otherwise required for statutory reasons.

(13)

Party B holds any and all governmental permits, licenses, authorizations and approvals required for the conduct of its business during the term of this Agreement and shall ensure that all such governmental permits, licenses, authorizations and approvals shall remain valid and effective throughout the term of this Agreement. If, during the term of this Agreement, any and all governmental permits, licenses, authorizations and approvals required for the conduct of its business are changed and/or increased as a result of changes in the regulations of the relevant government authorities, Party B shall make such changes and/or additions in accordance with the requirements of the relevant laws.

(14)

Party B shall promptly inform Party A of circumstances that have or may have a material adverse effect on its business and its operations, and use its optimal efforts to prevent the occurrence of such circumstances and/or expansion of the resulting losses.

(15)	Without the prior consent of Party A, from the date of this Agreement, Party B and/or its subsidiaries shall not supplement, change or amend its articles of association and bylaws in any form, or change its principal business, or make material changes to the scope of business operations, model, profitability model, marketing strategy, business policies or customer relationships.

(16)

Without the prior written consent of Party A, Party B and/or its subsidiaries shall not enter into partnership or joint venture or profit-sharing arrangements with any third party or other arrangements for the transfer of benefits or the realization of profit-sharing in the form of royalties, service fees or consultancy fees.

(17)	Upon Party A’s request from time to time, Party B shall provide Party A with information regarding management and financial condition of Party B.
(18)

Without the prior written consent of Party A, Party B shall not declare or distribute bonuses, dividends or any other benefits to its shareholders, and Party C shall not receive such bonuses, dividends or any other benefits.

(19)

Party B shall provide Party A with any technical or other information which it considers necessary or useful for the provision of the Services under this Agreement and permit Party A to use Party B’s relevant facilities, materials or information which it considers necessary or useful for the provision of the Services under this Agreement.

(20)	Without the prior written consent of Party A, Party B shall not change, remove or dismiss any of its directors, supervisors or senior managers.
4.3

In the event of bankruptcy, dissolution, liquidation or other circumstances that may affect Party C’s holding of Party B’s shares, Party B and Party C shall ensure that such circumstances shall not affect their performance of this Agreement.

4.4

Each Party severally warrants to the other parties that it will terminate this Agreement, once laws of the PRC allow Party A to hold directly and Party A decide to hold Party B’s shares and Party A and/or Party A’s subsidiaries and branches can legally engage in Party B’s business.

5.	Validity and Effectiveness

This Agreement shall become effective upon the date of its signature by the Parties, and shall remain in effect unless terminated under the circumstances set forth in Article 6.1.

6.	Termination
6.1	This Agreement shall terminate in the circumstances specified below:
(a)	If Party B become bankrupt, liquidated, terminated or legally dissolved during the term of this Agreement, the date on which its bankruptcy, liquidation,

termination or legal dissolution becomes effective;

(b)

The effective date on which all of the shares and assets of Party B have been transferred to Party A or a related party designated by Party A in accordance with the Exclusive Option Agreement entered into by the Parties on January 1, 2024;

(c)

Once laws of the PRC permit Party A to directly hold Party B’s shares and Party A and Party A’s subsidiaries and branches can legally engage in Party B’s business, the date Party A or related parties designated by Party A are duly registered as Party B’s shareholders;

(d)	The date on which the relevant government authority refuses to allow Party A or Party B to renew its expired term of operation;
(e)	Where Party A terminates this Agreement at any time during the term of this Agreement by giving thirty (30) days’ prior written notice to Party B, the date of expiry of such written notice; and
(f)	Early termination in accordance with the provisions of Article 7 of this Agreement or any other provision.
6.2

This Agreement shall not be unilaterally terminated by Party B or Party C during the term of this Agreement. Party A shall not be liable for any breach of contract in respect of its unilateral termination of this Agreement in accordance with Article 6.1(d) above.

6.3	The rights and obligations of the Parties under Articles 3.5, 8, 10, 11, and 16.3 shall survive the termination of this Agreement.
6.4

Early termination of this Agreement for any reason does not relieve any Party of all payment obligations (including but not limited to the Service Fees) under this Agreement due prior to the date of termination of this Agreement, nor does it relieve Party B of any liability for breach of contract incurred prior to the termination of this Agreement. Party B shall pay to Party A the Service Fees payable prior to the termination of this Agreement within thirty (30) business days from the date of termination of this Agreement.

7.	Liability for Breach
7.1

Unless otherwise provided in this Agreement, if a Party (hereinafter referred to as the “Breaching Party”) fails to perform one of its obligations under this Agreement or otherwise breaches this Agreement, the other Party (hereinafter referred to as the “Aggrieved Party”) may: (a) notify the Breaching Party in writing of the nature and extent of the breach and require the Breaching Party to cure it at its own expense within a reasonable period of time specified in the notice (hereinafter referred to as the “Cure Period”); if the Breaching Party fails to cure within the cure period, the Aggrieved Party shall be entitled to hold the Breaching Party liable for all liabilities arising out of its breach and to indemnify the Aggrieved Party for all economic losses caused to the Aggrieved Party by its breach, including but not limited to attorneys’ fees, litigation or arbitration costs incurred in connection with litigation or arbitration proceedings relating to such breach; and the Aggrieved Party has the right to require the Breaching Party to enforce the performance of its obligations under this Agreement, and request the relevant arbitration institution or court to order the actual performance and/or enforcement of the terms and conditions specified in this Agreement; (b) terminate this Agreement and require the Breaching Party to assume all liabilities resulting from its breach and fully compensate its losses and damages; or (c) discount, auction or sell the pledged shares in accordance with the Equity Pledge Agreement entered into by the Parties on January 1, 2024, and receive payment in priority from the proceeds derived therefrom, and require the Breaching Party to bear any losses as a result thereof. The exercise of the aforementioned remedy rights by the Aggrieved Party shall not affect its exercise of other remedy rights in accordance with this Agreement and legal provisions.

7.2

Each Party agrees and acknowledges that, unless otherwise mandatorily provided by the laws of the PRC, if Party B or Party C is the Breaching Party, Party A shall have the right to unilaterally and immediately terminate this Agreement and require the Breaching Party to compensate its losses and damages in full.

8.	Governing Laws, Dispute Resolutions and Change of Laws
8.1	The execution, validity, interpretation, performance, modification and termination of this Agreement and the settlement of disputes under this Agreement shall be governed by the laws of the PRC.
8.2

In the event of any dispute arising out of the interpretation and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. If the Parties fail to resolve such dispute within thirty (30) days after a Party has requested to resolve the dispute through negotiation, then any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for resolution through arbitration in accordance with its arbitration rules then in effect. The arbitration shall be conducted in Beijing and the language of the arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties. The arbitral tribunal may impose restrictions on and/or dispose of Party B’s equity interest, assets or property interest (including but not limited to by way of compensation), prohibit the transfer or disposal or make other relevant remedies or compensate the losses incurred by Party A due to Party B’s default, impose restrictions on or compulsory transfer of assets in relation to the business or award injunctive relief against Party B in liquidation. Such awards shall be enforced by each Party. After the arbitral award becomes effective, any Party shall have the right to apply to the court with jurisdiction to enforce the arbitral award. Where necessary, the arbitral institution shall have the right to rule that the Breaching Party shall immediately cease the default or that the Breaching Party shall not engage in any act that may cause further damage to Party A before making a final decision on the dispute between the Parties. A court in the PRC, Hong Kong, the Cayman Islands or other court of competent jurisdiction (including a court in the place of incorporation of a proposed/existing listed company with which Party A is associated, a court in Party B’s place of incorporation, or a court in the place where Party B or Party A’s principal assets are located) shall also have the power to grant or enforce an award of the arbitral tribunal and to award or enforce interim relief in respect of Party B’s equity interest or interest in the property, and to make a decision or award granting interim relief or other measures to the Party initiating the arbitration pending the constitution of the arbitral tribunal or in other appropriate circumstances to support the arbitration, including but not limited to a decision or award that Party B should immediately cease the breach or that Party B should not engage in any act that may cause Party A to suffer further losses.

8.3

In the event of any dispute arising out of the interpretation and performance of this Agreement or in the event that any dispute is subject to arbitration, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations under this Agreement, except for the matters in dispute.

8.4

If at any time after the date of this Agreement, as a result of the enactment or change of any laws of the PRC, or as a result of a change in the interpretation or application of such laws of the PRC, the following provisions shall apply: To the extent permitted by the laws of the PRC, if the change in laws or newly enacted provisions cause Party A’s economic interests under this Agreement to be materially and adversely affected, directly or indirectly, the Parties shall promptly negotiate and make all necessary amendments to this Agreement in order to use their best reasonable efforts to maintain Party A’s economic interests under this Agreement.

9.Force Majeure

9.1

“Force Majeure” refers to an unforeseeable, unavoidable and insurmountable event that renders a Party hereto partially or completely unable to perform this Agreement. Such events include, but are not limited to earthquakes, typhoons, floods, water disaster, wars, strikes, riots, governmental acts, or changes in the application of laws.

9.2

In the event of a Force Majeure event, a Party’s obligations under this Agreement affected by Force Majeure shall be automatically suspended for the period of delay caused by Force Majeure and its period of performance shall be automatically extended for the period of suspension without penalty or liability on the part of such Party. In the event of force majeure, the Parties shall immediately consult to find a just solution and shall use all reasonable efforts to minimize the effects of the force majeure.

10.	Indemnity

Party B shall indemnify and hold Party A harmless from any loss, damage, liability or expense incurred by Party A in connection with any lawsuit, claim or other requests against Party A arising out of or in connection with the Services provided by Party A at Party B’s request, unless such loss, damage, liability or expense arises out of Party A’s gross negligence or willful misconduct.

11.	Notices

11.1

All notices and other communications required or permitted to be given under this Agreement shall be delivered by hand or sent by registered mail (postage prepaid), commercial courier service, facsimile or e-mail to the address, facsimile number or e-mail address of such Party as set forth in the Annex to this Agreement. Each notice shall be accompanied by a further confirmation by e-mail. The date on which such notice shall be deemed validly served shall be determined as follows:

(1)

A notice shall be deemed to have been validly served on the date of dispatch or rejection if it is sent by personal delivery, courier service, or registered mail, postage prepaid, at the address designated for receipt of the notice;

(2)	A notice shall be deemed to be validly served on the date of successful transmission (evidenced by an automatically generated transmission confirmation message);
(3)	A notice shall be deemed to be validly served on the date it is successfully sent by email.
11.2	Any Party may change its address for receipt of notices, facsimile and/or email address at any time by giving notice to the other Parties in accordance with the terms and conditions of this Article.
12.	Transfer
12.1	Party B and/or Party C shall not assign their rights and obligations under this Agreement to any third party without Party A’s prior written consent.
12.2	Party B and Party C agree that Party A may assign its rights and obligations under this Agreement to any third party by giving prior written notice to them, without obtaining their consent.

13.Severability

Shall one or more provisions of this Agreement be determined to be invalid, illegal or unenforceable in any respect under any law or regulation, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any respect. The Parties shall negotiate in good faith to replace such invalid, unlawful or unenforceable provisions with valid provisions to the optimal extent permitted by laws and the intentions of the Parties, and the economic effect of such valid provisions shall be as close as possible to those of such invalid, unlawful or unenforceable provisions.

14. Modification and Supplement

14.1

Any modification and supplement to this Agreement shall be conducted in writing. Amendment and supplement signed by the Parties in connection with this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this

Agreement.

14.2

If The Stock Exchange of Hong Kong Limited or other regulatory authorities propose any amendment to this Agreement or require to amend this Agreement or any arrangement under this Agreement in accordance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or other relevant regulations, rules, codes and guidelines, the Parties shall amend this Agreement accordingly.

15.Copies

This Agreement is made in five (5) copies, Party A, Party B and Party C shall each hold one (1) copy, and the rest shall be retained by Party B. Each copy of this Agreement shall be equally valid.

16.Miscellaneous

16.1

Except as amended, supplemented or modified in writing after the execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties hereto with respect to the cooperation hereunder and shall supersede in its entirety all prior negotiations, representations and contracts, both oral and written, with respect to the cooperation hereunder. If at any time there is any other agreement or arrangement between the Parties with respect to the cooperation hereunder that is inconsistent with this Agreement, this Agreement shall prevail.

16.2	This Agreement shall be binding on the respective successors of the Parties and the permitted assignees of such Parties.
16.3

Any Party may waive its rights under this Agreement, but such waiver by Party B or Party C must be made in writing and confirmed with Party A’s signature. A waiver by a Party in respect of a breach by the other Parties in one case shall not be deemed to be a waiver by such Party in respect of a similar breach in other cases.

16.4	The headings in this Agreement are for convenience of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Technology and Service Cooperation Agreement to be executed as of the date and at the place first written above.

Party A

Beijing Highland Wolf Technology Co., Ltd. (Stamp)

By: /s/ ZHAI Ruiting

Name: ZHAI Ruiting

Position: Legal representative

Signature Page to Exclusive Technology and Service Cooperation Agreement

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IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Technology and Service Cooperation Agreement to be executed as of the date and at the place first written above.

Party B

Beijing Huapin Borui Network Technology Co., Ltd.

(Stamp)

By:/s/ ZHAO Peng

Name: ZHAO Peng

Position: Legal representative

(This page is intentionally left blank to serve as the signature page to Exclusive Technology and Service Cooperation Agreement)

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Technology and Service Cooperation Agreement to be executed as of the date and at the place first written above.

Party C

ZHAO Peng

By:/s/ ZHAO Peng

YUE Xu

By: /s/ YUE Xu

Annexes

For the purpose of notification, the contact details of the Parties are specified below:

Party A: Beijing Highland Wolf Technology Co., Ltd.

Addressee and contact number:

Address:

Email:

Party B: Beijing Huapin Borui Network Technology Co., Ltd.

Addressee and contact number:

Address:

Email:

Party C1: ZHAO Peng

Contact number:

Address:

Email:

Party C2: YUE Xu

Contact number:

Address:

Email: